Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan Levi Strauss & Co. (415) 501-6194 Investor-relations@levi.com	Media Contact:	Mark Cazares Levi Strauss & Co. (415) 501-7777 Newsmediarequests@levi.com

Levi Strauss & Co. Appoints Jeffrey J. Jones II to Board of Directors

SAN FRANCISCO (December 16, 2025) – Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) announced today that its board of directors has appointed Jeffrey J. Jones II to serve as a member of the board, effective January 21, 2026, at which time he’ll serve as a member of the board’s Nominating, Governance and Corporate Citizenship Committee as well as the Compensation and Human Capital Committee. Mr. Jones has served as President and CEO and Director of H&R Block, Inc. (NYSE: HRB) since 2017 and brings more than 30 years of experience across five industries.

“Mr. Jones brings extensive experience in consumer insights, brand building and organizational transformation and has a proven record of creating significant stakeholder value,” said Bob Eckert, chair of the board of Levi Strauss & Co. “He has repeatedly strengthened brands and organizations across industries, and his leadership will play a critical role as we evolve LS&Co. into a best-in-class, DTC-first retailer.”

Mr. Jones has served as President, Chief Executive Officer and Director of H&R Block, Inc. since 2017 and will retire from the company on December 31, 2025. He previously served as President of Ride Sharing at Uber Technologies Inc., where he led operations, customer support, strategy and planning, product operations and marketing. Mr. Jones also served as Executive Vice President and Chief Marketing Officer at Target Corporation, overseeing brand, digital and guest experience strategy, corporate communications, investor relations and brand management of all owned brands and Target’s limited-time offering collaborations. Earlier in his career, Mr. Jones was partner and President of McKinney, an advertising agency, where he led major client engagements and organizational growth.

“Levi Strauss & Co. is an iconic company with a bold vision for the future, and I’m honored to join the board at such a pivotal moment,” said Jeffrey J. Jones II. “The company has been on a strong trajectory, deepening its connection with consumers and driving long-term, sustainable growth. I look forward to supporting the entire leadership team as they write the next chapter for this nearly 175-year-old company.”

Mr. Jones is a member of the Council for Inclusive Capitalism, the Fast Company Impact Council and the Kansas City Economic Club. He holds a Bachelor of Arts degree in Communications from the University of Dayton.

About Levi Strauss & Co.
Levi Strauss & Co. (LS&Co.) is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Levi Strauss Signature™ and Beyond Yoga® brands. Its products are sold in approximately 120 countries worldwide through a combination of chain retailers, department stores, online sites and a global footprint of approximately 3,200 retail stores and shop-in-shops. Levi Strauss & Co.’s reported 2024 net revenues were $6.4 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.

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